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                                   Exhibit 12

                              Computation of Ratios

Net Income Per Share                                            =   Net Income/Average Common Shares Outstanding

Cash Dividends Per Share                                        =   Dividends Paid/Actual Common Shares Outstanding

Book Value Per Share                                            =   Total Shareholders' Equity/Actual Common Shares Outstanding

Return on Average Assets                                        =   Net Income/Average Assets

Return on Average Shareholders' Equity                          =   Net Income/Average Shareholders' Equity

Net Interest Margin                                             =   Net Interest Income/Average Earning Assets

Noninterest Expense to Average Assets                           =   Noninterest Expense/Average Assets

Efficiency Ratio                                                =   (Noninterest Expense-Other Real Estate Owned
                                                                    Expense-Amortization of Intangibles)/(Net Interest Income +
                                                                    Noninterest Income-Security  Losses)

Average Loans to Deposits                                       =   Average Net Loans/Average Deposits Outstanding

Dividend Payout                                                 =   Dividends Declared/Net Income

Average Shareholders' Equity to Average Assets                  =   Average Shareholders' Equity/Average Assets

Tier I Capital Ratio                                            =   Shareholders' Equity - Net Unrealized Gains on Available for
                                                                    Sale Securities-Intangible Assets +Qualifying Capital
                                                                    Securities(Tier I Capital)/ Risk Adjusted Assets

Total Capital Ratio                                             =   (Tier I Capital +Qualifying Tier II Capital Securities
                                                                    +Allowance for Loan Losses +Qualifying Portion of Unrealized
                                                                    Gains on Available for Sale Marketable Equity Securities)/
                                                                    Risk Adjusted Assets

Tier I Leverage Ratio                                           =   Tier I Capital/Average Assets

Net Charge-offs to Average Loans                                =   (Gross Charge-offs - Recoveries)/ Average Net Loans

Non-performing Loans to Period End Loans                        =   (Nonaccrual Loans + Loans Past Due 90 Days or Greater)/
                                                                    Loans Net of Unearned Income

Non-performing Assets to Period End Assets                      =   (Nonaccrual Loans + Loans Past Due 90 Days or
                                                                     Greater + Other Real Estate Owned)/Total Assets

Allowance for Loan Losses to Period End Loans                   =   Loan Loss Reserve/Loans Net of Unearned Income

Allowance for Loan Losses to Non-Performing Loans               =   Loan Loss Reserve/(Nonaccrual Loans + Loans
                                                                    Past Due 90 days or Greater)

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